Exhibit 99.1
ANAHEIM, Calif., July 5, 2007 — New Horizons Worldwide, Inc. today announced that on July 3, 2007 it completed a $4,000,000 convertible preferred stock financing with private investors. The Series C Preferred Stock has an initial dividend rate of 4%, a liquidation preference of $23.25 plus accrued and unpaid dividends, and is convertible into 5,333,333 shares of the Company’s common stock. The Company intends to use the proceeds of the sale primarily for general working capital.
The dividend rate for the Series C Preferred Stock will be increased from the initial dividend rate of 4% to 20% if the Company is unable to increase its authorized common shares from the existing 20 million to 30 million within 180 days. The Company may be required to redeem the Series C Preferred Stock at the end of one year if the authorized number of shares has not been increased at that date. The Company has committed to seek stockholder approval for the increase, and several current stockholders, including current and former members of the Board of Directors, have agreed to vote to approve the increase in the number of authorized common shares.
In conjunction with the financing the Company issued 1,066,667 Series C warrants to the Series C Preferred Stockholders to purchase the Company’s common stock at $0.75 per share. These warrants may be cancelled in the event of a predetermined increase in the market price of the Company’s common stock.
In order to secure the agreement of the Company’s secured lenders to the financing and satisfy certain anti-dilution adjustments contained in the terms of the Series A and Series B warrants held by the lenders, the exercise price of such warrants was reduced from $1.50 to $.90 and an additional 1,135,153 warrants were issued at the same exercise price. The financing also triggered the anti-dilution provisions of the Company’s Series B Convertible Preferred Stock and caused the conversion price of the outstanding shares of Series B Preferred Stock to be reduced from $1.80 to $1.54 and the conversion rate to be increased from 20.8333 to 24.3506. As a result, the number of shares of common stock into which the Series B Preferred Stockholders may convert their shares of Series B Preferred Stock increased from 3,639,432 to 4,253,879.
The Series C Preferred Stockholders have been granted the same registration rights as those previously granted to the holders of the Company’s Series B Preferred Stock and its secured lenders. In addition, the Series C Preferred Stockholders are entitled to elect two directors. Stuart O. Smith and David A. Goldfinger resigned as Directors of the Company effective July 3, 2007 in order to accommodate the election of two Directors by the Series C Preferred Stockholders. Because the Series C Preferred Stockholders have yet to be able to hold a meeting to elect their Directors, the Board has appointed the individuals they intend to elect, Arnold Jacob and Robert Orley, to fill the vacancies.
Arnold Jacob, 54, is a principal of ATMF Realty and Equity Corporation in Bloomfield Hills, Michigan, a company that invests in real estate and business ventures. In addition to developing some 5 million square feet of commercial real estate, ATMF and its affiliates own interests in businesses including companies that distribute garden and seed products, manufacture ice cream making equipment, operate inner-city movie theaters, manufacture sausage for major grocery chains and publish weekly newspapers.
Robert Orley, 51, is Vice President and a director of Real Estate Interests Group, Inc. in Bloomfield Hills, Michigan. Mr. Orley also serves as a director of Mackinac Financial Corporation, a bank holding company, is Chairman and CEO of RheTech, Inc, a plastics compounder, is a founding Board Member of Telemus Capital Partners, a financial advisory and private equity firm and through an affiliate is a franchisee of the company.
Mark A. Miller, New Horizons President and CEO, stated, “This new financing provides us the opportunity to become more current with our vendors and make investments in our infrastructure and strategic initiatives. We expect this investment will give us the financial wherewithal to continue pursuing our strategy of introducing new programs, strengthening how we go to market in partnership with our franchise owners and focusing on market opportunities.” Curtis Lee Smith, Chairman of the Board, continued “Our new investors are smart, savvy business people and we are pleased with the confidence they have shown in the future of New Horizons.”

About New Horizons Computer Learning Centers
Anaheim, California-based New Horizons Computer Learning Centers (NEWH.PK) was named the world’s largest independent IT training company by IDC in 2006. New Horizons franchises the New Horizons Computer Learning Center brand in the US and around the world through its subsidiary, New Horizons Franchising Group, Inc., and also owns and operates computer training centers in the US. Through its Integrated Learning offering, New Horizons provides customer-focused technology and business training choices with a wide variety of tools and resources that reinforce the learning experience. With more than 280 centers in 56 countries, New Horizons sets the pace for innovative training programs that meet the changing needs of the industry. For more information, or to find a local New Horizons Computer Learning Center, visit www.newhorizons.com.